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                          COOPERS & LYBRAND L.L.P.


                                                  August 13, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:  First Liberty Financial Corp.
     Registration on Form S-8

We are aware that our report dated August 13, 1997 on our review of interim financial information of First Liberty Financial Corp. and Subsidiaries for the three-month and nine-month periods ended June 30, 1997, and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference into the Company's registration statements on Form S-8 (File Nos. 33-247333 and 333-00385). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Coopers & Lybrand L.L.P.










































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